Exhibit 99.1

MEEMEE MEDIA INC. (OTCQB: MEME) ANNOUNCES
AN AGREEMENT WITH VIDA MEDIA, LLC

Los Angeles, CA. October 22, 2013 – MeeMee Media Inc. (the “Company” or “MeeMee”) (OTCQB: MEME) announces an agreement with Vida Media, LLC (“Vida”), which will see Vida’s principals, media industry veterans, Peter Heumiller and Karl Loriega, become Senior Consultant Executives in MeeMee’s content division, and key members of MeeMee’s strategy group. Vida’s business plan is expected to form the basis of MeeMee’s new video content division.

Vida develops entertaining educational (“edutainment”) video content for the Latin American market in dozens of categories, constructed as branded, multi-platform lifestyle channels that drive commerce.

Karl Loriega commented on the media business dynamics Vida sees in Latin America: “Digital media growth is igniting in Latin America. Broadband subscribers are growing at very high rates.  The Brazilian government is aggressively rolling out a program to develop fixed and mobile hi-speed, broadband Internet connectivity throughout the country.  A massive new middle class comprising hundreds of millions of consumers in Latin America is emerging, generating corresponding increases in online commerce, and the demands of leading brands to advertise and market online, and reach targeted audiences. Mobile, broadband, IPTV, cable and satellite providers are racing to add more differentiated video content to their offerings, and are specifically seeking localized content to meet dramatically growing demand and new legislation mandating locally produced content.”

Heumiller and Loriega have engineered Vida to exploit this entire range of opportunities.  Vida’s programming seeks to improve viewers’ lives, with offerings that include health and fitness, children’s activities, home improvement, nutrition, cooking, parenting, children’s education, job skills, hobbies, crafts and other training.  Vida’s offering combines existing licensed content, specially re-purposed for the Latin American market in Spanish and (Brazilian) Portuguese, together with original content mostly produced and underwritten in partnership with category-exclusive sponsors.

Martin Doane, Executive Chairman of MeeMee, commented on the reasoning behind the transaction: “We believe Vida fits perfectly with the Company’s strategy of enriching the content pipeline of our other planned acquisition, a leading mobile content and services company in Latin America, and taking advantage of its massive distribution platform which reaches over 700 million cellular subscribers in 18 countries throughout Latin America (“Mobile Co.”)  It also provides a key piece for our planned mobile marketing and advertising business, which we intend to launch immediately after completion of the Mobile Co. transaction.  Moreover, Peter and Karl add tremendous strength to our leadership team.”

Peter Heumiller added: “Karl and I could not be more excited about partnering with MeeMee. The synergies are tremendous. CEO Ira Rubenstein’s Hollywood background and experience will provide invaluable support. The distribution we expect MeeMee to bring to the table, together with timely capital support, will accelerate our business plan.  With MeeMee behind us, we think we can quickly become one of the premier new-media content players in Latin America.  We believe our lifestyle focus and positioning will leapfrog us over competitors.”

The Company believes Peter Heumiller and Karl Loriega are uniquely qualified to develop the Vida business with MeeMee.  Together, they have decades of specialized global branded digital content creation and distribution experience.  They have been delivering content throughout the Latin American marketplace for more than a decade and have spent years laying the groundwork for Vida with major media companies around the world.

Loriega is a media entrepreneur with over 10 years’ experience in the Latin American mobile, Internet and television industries.  In 2003, he founded Xplaneta, Latin America’s pioneer marketer and aggregator of Hollywood content to mobile carriers and OEMs.  He was Director of Product and Business Development at DLA, the region’s premier provider of Pay Per View and VOD services.  He also founded eonde, the region’s first online movie storefront and OTT service, which was launched in partnership with Intel.  Loriega also served as VP of Content of Totalmovie, a groundbreaking SVOD and Live TV Service in Latin America, part of the Grupo Salinas companies.

As VP of New Media Content Development at Comcast, Heumiller developed over 30 special interest branded channels, including ExerciseTV, Activity TV, Digital Cookbook, Baby Boost and more.  While at Comcast, he put together sponsorship deals totaling over $30M and generated over $5M in merchandise sales through limited test promotions in his programming.  He won an Emmy while producing thousands of original branded short-form programs and generated over 7 billion digital program views on VOD, broadband, mobile and linear TV screens.  Prior to Comcast, he developed Mag Rack and Sportskool VOD services at Cablevision.

About MeeMee Media Inc: Headquartered in LosAngeles, CA, MeeMee continues to work towards completion of its previously announced deal to acquire 100% of one of Latin America’s leading mobile content companies. The LOI and exclusivity agreement for the Latin American transaction has been extended to November 30, 2013.  MeeMee intends to use the Latin American mobile platform as a launch pad for building a US based global-scale digital entertainment, advertising and marketing enterprise. MeeMee’s development strategy combines organic growth initiatives with targeted acquisitions in strategic markets and industry verticals around the world with a current focus on opportunities in the Americas.

For more information contact: Martin Doane at martindoane@meemeemedia.com or info@meemeemedia.com.

Forward-Looking Statements.  This press release contains “forward-looking statements.” These forward-looking statements are identified by, among other things, the words "anticipates", "believes", "intends", "expects", "plans", "projects", "thinks" and similar expressions. Although the forward-looking statements in this release reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by us in the our reports filed with the Securities and Exchange Commission, including the risk factors that attempt to advise interested parties of the risks that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Additionally, the completion of our planned acquisition of Mobile Co. is subject to numerous conditions many of which are outside of our control.  We cannot provide any assurances that the Company will be able to complete our planned acquisition of Mobile Co. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.